EQUITY ACQUISITION AGREEMENT

by and between

Leo Motors, Inc.

and

Leo Motors Factory 2, Inc.

Dated as of March 31, 2015

EQUITY ACQUISITION AGREEMENT

THIS AGREEMENT is made on March 31, 2015

BETWEEN:

Leo Motors, Inc. (hereinafter "Parent") a corporation incorporated in Nevada, USA and having its principal executive office at 3887, Pacific Street, Las Vegas, Nevada;

AND:

Leo Motors Factory 2,Inc. (hereinafter "Company"), a corporation incorporated in the Republic of Korea and having its principal executive office at 14,Seongsui-ro 18gil,Seongdong -gu, Seoul City , Korea.

WHEREAS:

).

WHEREAS: Parent acquires 50% ownership of Company by investing cash One Hundred Million Korean Won (₩100,000,000)to the Company. The number of outstanding shares of Company is Ten Thousand (10,000) at the par value of Five Thousand Korean Won (₩5,000) before investing.

NOW THEREFORE, for good and valuable consideration the receipt and sufficiency is hereby acknowledged, the Parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I

The Parent shall pay One Hundred Million Korean Won (₩100,000,000) to the Company and the Company shall issue Ten Thousand (10,000) shares which is equivalent to 50% of total shares of the Company

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to Parent as of the date hereof that:

Section 2.1 Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of Korea. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

Section 2.2 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Company, and this Agreement is a valid and binding obligation of the Company, enforceable against it in accordance with their terms.

Section 2.3 Board Approvals. The transactions contemplated by this Agreement, including without limitation the issuance of the Shares and the compliance with the terms of this Agreement, have been unanimously adopted, approved and declared advisable unanimously by the Board of Directors of the Company. The Audit Committee of the Board of Directors of the Company has unanimously and expressly approved, and the Board of Directors of the Company has unanimously agreed to sell the Shares without seeking a shareholder vote.

Section 2.4 Non-Contravention. The execution, delivery and performance of this Agreement, and the consummation by the Company of the transactions contemplated hereby, will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the Restated Articles of Incorporation or Bylaws of the Company or the articles of incorporation, charter, bylaws or other governing instrument of any Subsidiary of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company as of the date hereof that:

Section 3.1 Existence and Power. Parent is duly organized and validly existing under the laws of the state of its organization and has all requisite power and authority to enter into and perform its obligations under this Agreement.

Section 3.2 Authorization. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of Parent, and this Agreement is a valid and binding obligation of Parent, enforceable against it in accordance with its terms.

Section 3.3 Valid Investments. The Parent's investments have been duly authorized by all necessary corporate action.

Section 3.4 Board Approvals. The transactions contemplated by this Agreement, including without limitation the investment with the terms of this Agreement, have been unanimously adopted, approved and declared advisable unanimously by the Board of Directors of the Parent. The Audit Committee of the Board of Directors of the Parent has unanimously and expressly approved, and the Board of Directors of the Parent has unanimously agreed to invest without seeking a shareholder vote.

Section 3.5 Non-Contravention. The execution, delivery and performance of this Agreement will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the organizational or governing documents of Parent.

ARTICLE IV

ADDITIONAL AGREEMENTS

Parent shall give the Power of Attorney for the Company's Shares to the Company's Chief Executive Officer in order to minimize the process of shareholder's meetings.

ARTICLE V

NO COMPETITION

Section 5.1 Parent shall not provide the confidential information or proprietary technology obtained from the Company to a third party without written consent from the Company.

Section 5.2 Parent shall not engage in business that may have significant impact on Company's business without written consent from the Company.

ARTICLE VI

TERMINATION

This Agreement may be terminated at any time prior to the completion of executing this Agreement by Parent if (a) an order, injunction or decree shall have been issued by any court or agency of competent jurisdiction and shall be no appealable, or other law shall have been issued preventing or making illegal either (i) the completion of the acquisition or the other transactions contemplated by this Agreement, or (ii) Parent's unrestricted and unlimited right to vote the Shares or (b) the Equity Acquisition Agreement terminates pursuant to its terms.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by facsimile or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice to the other party.

Section 7.2 Further Assurances. Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and Parent. No failure or delay by any party in

exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.4 Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys' fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.5 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Republic of Korea. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the court located in Seoul, South Korea.

Section 7.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this Agreement.

Section 7.7 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 7.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 7.9 Counterparts, Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 7.10 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Leo Motors, Inc.

By: ______________________

Name: Shi Chul Kang

Title: co-CEO/ Chairman

By: ______________________

Name: Jun Heng Park

Title: co-CEO/ Chairman

Leo Motors Factory 2, Inc.

By: 최 철훈.

Name: Chul Hun Choi

Title: President and Chief Executive Officer